Exhibit 2.2

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and between United Therapeutics Corporation, a Delaware corporation (the “Parent”) and [•], as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, SteadyMed Ltd., a company organized under the laws of the State of Israel (the “Company”), Parent and Daniel 24043 Acquisition Corp, Ltd., a company organized under the laws of the State of Israel and a wholly-owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of April 29, 2018, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to the Company’s shareholders and holders of In the Money Options (as defined in the Merger Agreement) and Restricted Share Units (as defined in the Merger Agreement) the right to receive a contingent cash payment as hereinafter described; and

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“505(b)(2) Application” means an NDA described in Section 505(b)(2) of the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., as amended from time to time.

“Acting Holders” means, at the time of determination, Holders of not less than thirty-five percent (35%) of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Audit” has the meaning set forth in Section 4.7.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Commercially Reasonable Efforts” means, with respect to a task related to the Product, the level of efforts required to carry out such task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that pharmaceutical companies of comparable size and resources as those of Parent and its Affiliates typically devote to product candidates or products owned or controlled by them of similar potential at a similar stage in their development or product life, taking into account their safety, tolerability, efficacy, approved labeling, their proprietary position and profitability (including pricing and reimbursement status), the competitiveness of alternative products in the marketplace or under development, the likelihood of regulatory approval, and other relevant technical, commercial, legal, scientific and/or medical factors.  For the avoidance of doubt, “Commercially Reasonable Efforts” does not mean that Parent guarantees that the Milestone will be met or that it will be met by a specific date, and “Commercially Reasonable Efforts” does not require Parent to disadvantage any currently available competing products (including without limitation Remodulin®, Tyvaso® or Orenitram®) or products currently under development or which may in the future enter development (including without limitation RemoPro™, RemUnity™, esuberaprost, the Implantable System for Remodulin®), the success of any of which may substantially reduce the prospects of meeting the Milestone.

“Confidential Information” has the meaning set forth in Section 4.8.

“CVRs” means the rights of Holders (granted to initial Holders pursuant to the Merger Agreement) to receive a contingent cash payment pursuant to this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Withholding Drop Date” has the meaning set forth in Section 2.4(f).

“DTC” means The Depository Trust Company or any successor thereto.

“FDA” means the United States Food and Drug Administration, or any successor agency.

“FDA Approval” means approval by the FDA of an NDA (including a 505(b)(2) Application) for the Product for treatment of pulmonary arterial hypertension.

“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, university, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, in each case whether federal, state, county, provincial and whether local or foreign.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Initial Treatment Visit” means a visit by a member of the clinical staff of a specialty pharmacy (e.g., Accredo, CVS Caremark Specialty Pharmacy) to a patient to whom the Product has been prescribed, during which the initial treatment of such patient with the Product is administered, but excluding patients receiving the Product as part of: (a) a clinical trial; (b) an expanded access program where the patient receives the Product free of charge; (c) a patient assistance program where the patient receives the Product free of charge; or (d) any other program where the patient receives the Product free of charge.

“ITA” has the meaning set forth in Section 2.3(d).

“Milestone” means such time, following receipt of the first FDA Approval, as a total of 3,000 Initial Treatment Visits have occurred in the United States.

“Milestone Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Milestone Failure Notice” has the meaning set forth in Section 2.4(b).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means $2.63 per CVR, subject to adjustment as set forth in Section 2.4(i).

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“NDA” means a New Drug Application (as more fully defined in 21 C.F.R. 314.5, et seq., or its successor regulation).

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means: (a) with respect to all CVRs, a transfer of CVRs upon death of a Holder by will or intestacy and (b) with respect to all CVRs other than CVRs issued in consideration for 102 Shares (as defined in the Merger Agreement) or 102 Company Options (as defined in the Merger Agreement), a transfer of CVRs (i) pursuant to a court order; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (v) as provided in Section 2.6.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Post 5th Anniversary Payment” shall have the meaning provided in the Merger Agreement.

“Product” means the Trevyent® product combining the PatchPump® delivery device with treprostinil for treatment of pulmonary arterial hypertension.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Section 2.2(a)(i) Option Holder” shall have the meaning provided in the Merger Agreement.

“Selling Entity” means Parent, its Affiliates (including the Company or the Surviving Company, as applicable) and their respective direct and indirect transferees, licensees, grantees and acquirers with respect to rights to develop or commercialize the Product in the United States (but not a distributor, specialty pharmacy or wholesaler of the Product acting solely in the capacity of a distributor, specialty pharmacy or wholesaler that: (a) either (i) has no royalty or other payment obligations (aside from service fees) to Parent or any of its Affiliates (including the Company or the Surviving Company) and their respective direct and indirect transferees, licensees, grantees and acquirers with respect to rights to develop or commercialize the Product in the United States that are calculated based on amounts invoiced or received by such distributor, specialty pharmacy or wholesaler for sales of Product in the United States; or (ii) does not take title to Product, does not invoice Product sales to customers and is responsible only for inventory management and distribution with respect to Product on behalf of Parent, its Affiliates (including the Company or the Surviving Company) and their respective direct and indirect transferees, licensees, grantees and acquirers; and (b) is not otherwise a direct or indirect transferee, licensee, grantee or acquirer with respect to development or commercialization rights as to the Product).

“Tax” shall have the meaning provided in the Merger Agreement.

“Termination Date” means the earlier to occur of (a) the date on which the Milestone Payment Amounts have been paid in full to all Holders in accordance with the terms of this Agreement or (b) the fifth anniversary of the Effective Time (as defined in the Merger Agreement), provided, that if an Audit is ongoing as of such date, such date shall be extended until the first to occur of (i) the Independent Accountant’s finding that the statements in the Update Report are accurate or (ii) the date described in clause (a).

“Update Report” shall have the meaning set forth in Section 4.6.

“Valid Tax Certificate” shall have the meaning provided in the Merger Agreement.

Section 1.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time.  All references to dollars or “$” refer to United States dollars. References to days mean calendar days unless otherwise specified.   Unless otherwise defined herein, the terms herein shall have the meaning ascribed to them in the Merger Agreement.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the rights of Holders (granted to the initial Holders pursuant to the Merger Agreement) to receive a contingent cash payment pursuant to this Agreement. As provided in the Merger Agreement, each Holder shall be entitled to one CVR for (i) each Share (as defined in the Merger Agreement) (other than any Excluded Share (as defined in the Merger Agreement)) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) that is converted into the right to receive the Merger Consideration pursuant to the Merger Agreement, (ii) each Share underlying an In the Money Option that is outstanding and unexercised immediately prior to the Effective Time that is converted into the right to receive a cash payment pursuant to Section 2.2(a)(i) of the Merger Agreement; and (iii) each Share underlying a Restricted Share Unit that is outstanding immediately prior to the Effective Time that is converted into the right to receive a cash payment pursuant to Section 2.2(a)(iv) of the Merger Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.  Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers thereof.

(c) The CVRs issued in consideration for 102 Company Options or 102 Shares shall be registered in the name of the 102 Trustee (as defined in the Merger Agreement) in the CVR Register for the benefit of the applicable beneficial Holder.

(d) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid. Notwithstanding anything herein to the contrary, and subject to any other provision in the Withholding Tax Ruling, the Option Tax Ruling, the Interim Option Tax Ruling, any Valid Tax Certificate (as such terms are defined in the Merger Agreement) or any other written instructions provided by the Israel Tax Authority (the “ITA”), no transfer of a CVR under this Agreement shall be permitted and/or effected, unless Parent and the Rights Agent are satisfied that any and all Israeli Tax withholding obligations under Israeli Tax laws, if any, have been met. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement. For the avoidance of doubt, the provisions of Section 2.4(f) below shall be applicable to the Milestone Payment Amount payable to any Permitted Transferee.

(e) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Notices.

(a) If the Milestone is achieved on or prior to the fifth anniversary of the Effective Time, then on a date that is within 20 Business Days after such achievement (the “Milestone Payment Date”), Parent shall deliver to the Rights Agent (i) written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the Milestone Payment (the “Milestone Achievement Certificate”), (ii) any letter of instruction reasonably required by the Rights Agent and (iii) the amount of the payment required by Section 4.2.

(b) If the Milestone is not achieved on or prior to the fifth anniversary of the Effective Time, then on or before the date that is 20 Business Days after such date, Parent shall deliver to the Rights Agent written notice indicating that the Milestone was not achieved (the “Milestone Failure Notice”) and an Officer’s Certificate certifying the same.

(c) The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of the Milestone Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the Milestone Notice and, subject to Section 2.4(f), pay the applicable Milestone Payment Amount (subject to any Tax required to be withheld under  any Valid Tax Certificate (including, but not limited to, the Withholding Tax Ruling, the Interim Option Tax Ruling and the Option Tax Ruling, if obtained), or under applicable Tax law pursuant to Section 2.4(e) or Section 2.4(f)) to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Notice or, in the case of Holders that are due CVR payments in excess of $100,000 and who have provided the Rights Agent with wire transfer instructions, by wire transfer of immediately available funds to such account.   Notwithstanding the foregoing, (i) Milestone Payment Amounts payable pursuant to CVRs issued in consideration for In the Money Options and Restricted Share Units shall be paid in accordance with Section 2.2(a)(i) and Section 2.2(a)(iv) of the Merger Agreement, respectively and (ii) Milestone Payment Amounts payable pursuant to CVRs issued in consideration for 102 Shares shall be payable by wire transfer to the 102 Trustee.  The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of the Milestone Failure Notice, send each Holder at its registered address a copy of such Milestone Failure Notice.

(d) Except to the extent any portion of a Milestone Payment is required to be treated as imputed interest pursuant to applicable tax law, and subject to any other provision in the Withholding Tax Ruling or any other written instructions provided by the ITA, the parties hereto intend to treat Milestone Payments for all Tax purposes as additional consideration for the Shares, In the Money Company Options and Restricted Share Units pursuant to the Merger Agreement. Parent and the Company shall report imputed interest on the CVRs as required by applicable law.

(e) Subject to Section 2.4(f) below, Parent or its Affiliate shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld therefrom under the Withholding Tax Ruling, a Valid Tax Certificate, the Interim Option Tax Ruling and the Option Tax Ruling, if obtained, or under any other provision of applicable Tax law (including, for the avoidance of doubt, the Ordinance and the Code) as reasonably determined by Parent.  Any such withholding may be made, or caused to be made, by Parent by making payments with respect to Holders who received CVRs in consideration for In the Money Options and Restricted Share Units through the Company’s or its Affiliate’s payroll system or any successor payroll system; provided, that with respect to 102 Company Options and 102 Shares, payments shall be made solely to the 102 Trustee. Israeli Tax withholding with respect to Milestone Payment Amounts with respect to Holders who received CVRs in consideration for 102 Shares, In the Money Company Options (including for avoidance of doubt, 102 Company Options) or Restricted Share Units shall be withheld in accordance with Section 2.4(b) of the Merger Agreement. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, other than ordinary course payroll withholding and reporting on any Milestone Payment Amount, Parent shall instruct the Rights Agent to solicit IRS Form W-9s or W-8s, or any other appropriate forms or information, from Holders in order to provide a reasonable opportunity for the Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and such Milestone Payment may be reasonably delayed in order to gather such necessary Tax forms. Parent, its Affiliates and the Rights Agent may assume all such forms in its possession or provided by any Holder are valid under applicable law until subsequently notified by such Holder. Parent or its Affiliate shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made, and as required by applicable law, Parent shall, in a timely manner, deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable documents evidencing of such withholding.

(f) Notwithstanding the provisions of Section 2.4(e) above, and subject to any other provision to the contrary in the Withholding Tax Ruling, with respect to Israeli Taxes, any Milestone Payment Amount payable to a Holder (other than Milestone Payment Amounts payable with respect to CVRs  issued in consideration for Company Options, Restricted Share Units or 102 Shares) shall be retained by the Rights Agent (or a Person acting on its behalf) for the benefit of each such Holder for a period of one hundred and eighty (180) days from the Milestone Payment Date or an earlier date required in writing by such Holder or by the ITA, (the “CVR Withholding Drop Date”) (during which time no payments to such Holder shall be made and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time each Holder may obtain a Valid Tax Certificate).  If any such Holder delivers, no later than three Business Days prior to the CVR Withholding Drop Date, a Valid Tax Certificate to Parent and the Rights Agent, then the deduction and withholding of any Israeli Taxes, if any, shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such Holder, subject to any non-Israeli withholding which is applicable to the payment (if any). If any such Holder (i) does not provide the Parent and the Rights Agent with a Valid Tax Certificate by no later than three Business Days before the CVR Withholding Drop Date, or (ii) submits a written request to release his portion of the consideration prior to the CVR Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from such Holder’s portion of the consideration shall be calculated according to the applicable withholding rate as prescribed under applicable Tax law, as reasonably determined by Parent, which amount shall be increased by the interest plus linkage differences as defined in Section 159A of the Ordinance (as defined in the Merger Agreement) for the time period between the fifteenth (15th) calendar day of the month following the month during which the Closing (as defined in the Merger Agreement) occurs and the time the relevant payment is made. Any withholding made in New Israeli Shekels with respect to payments made hereunder in dollars shall be calculated based on US dollars to NIS exchange rate at the time the relevant payment is made (but in any event not lower than the US dollars to NIS exchange rate on the Closing Date (as defined in the Merger Agreement)) and any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

(g) Any portion of any Milestone Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable law.

(h) Neither Parent nor the Rights Agent will be liable to any person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to two years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Entity), any such Milestone Payment Amount will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(i) Notwithstanding anything to the contrary in this Agreement, in accordance with Section 2.2(a)(iii) of the Merger Agreement, if (i) the Milestone Payment Date occurs following the fifth anniversary of the change in ownership or effective control of the Company for the purposes of Treas. Reg. Section 1.409A-3(i)(5) and (ii) receipt of a Post 5th Anniversary Payment by one or more Section 2.2(a)(i) Option Holders will result in such Section 2.2(a)(i) Option Holders being subject to taxation under Section 409A of the Code with respect to the cash payment made to such Section 2.2(a)(i) Option Holders pursuant to Section 2.2(a)(i)(A) of the Merger Agreement, as applicable, (A) the Post 5th Anniversary Payment shall not be paid to such Section 2.2(a)(i) Option Holders and (B) the Post 5th Anniversary Payment shall instead be paid pro rata to Holders other than such Section 2.2(a)(i) Option Holders.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss (i) has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; or (ii) is a result of the Rights Agent not adhering to the provisions of the Withholding Tax Ruling, written instructions provided by the ITA or otherwise with respect to any Tax withholding made or not made by the Rights Agent (or anyone on its behalf);

(i) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which the Rights Agent is liable pursuant to Section 3.2(h). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k) the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(l) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent or the Surviving Corporation (as defined in the Merger Agreement) or become peculiarly interested in any transaction in which Parent, the Company or the Surviving Corporation may be interested, or contract with or lend money to Parent or the Surviving Corporation or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for Parent, the Surviving Corporation or for any other Person;

(m) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(n) except instructions to the Rights Agent as contemplated by this Agreement, (i) the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including, without limitation, the Merger Agreement, nor shall the Rights Agent be required to determine if any person or entity has complied with any such agreements, instruments or documents, nor (ii) shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, subject to the provisions of the Withholding Tax Ruling and the need to obtain the consent of the ITA, Parent will as soon as is reasonably possible appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within thirty (30) Business Days of the Effective Time. The CVRs shall, in the case of the holders of Shares, be registered in the names and addresses of the holder as set forth in the applicable letter of transmittal accompanying the Shares surrendered by the holder thereof in connection with the Merger pursuant to the Merger Agreement and in a denomination equal to the number of Shares so surrendered, and in the case of In the Money Options and Restricted Share Units, be registered in the name and address of the holder set forth in the books and records of the Company at the Effective Time and in a denomination computed in accordance with the terms of the Merger Agreement.

Section 4.2 Payment of Milestone Payment Amounts. If the Milestone has been achieved in accordance with this Agreement, Parent will, promptly following the delivery of the Milestone Notice to the Rights Agent, (a) deposit with the Rights Agent, for payment to the Holders of CVRs issued in consideration for Shares in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each such Holder and (b) pay, or cause to be paid, the Milestone Payment Amounts payable pursuant to CVRs issued in consideration for In the Money Options and Restricted Share Units in accordance with Section 2.2(a)(i) and Section 2.2(a)(iv), as the case may be, of the Merger Agreement. For the avoidance of doubt, the Milestone Payment Amounts shall be paid only one time, in respect of the first achievement (if any) of Milestone.

Section 4.3 Efforts. Commencing upon the Closing, Parent shall use, and shall cause each applicable other Selling Entity to use, Commercially Reasonable Efforts to achieve the Milestone. Without limiting the foregoing, neither Parent nor any of its Affiliates shall act in bad faith for the purpose of avoiding achievement of the Milestone or the payment of the Milestone Payment Amounts.

Section 4.4 Tax Reporting. The Rights Agent shall comply with all applicable Laws (as defined in the Merger Agreement) and shall comply with the provisions set forth in the Withholding Tax Ruling, a Valid Tax Certificate and any other written instructions provided by the ITA, including as the foregoing relate to Tax reporting and withholding with respect to the Milestone Payments made pursuant to this Agreement, other than any payroll reporting requirements with respect to the Milestone Payment made under Section 2.4.

Section 4.5. Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 4.6. Reports.  Within 30 days after receipt of the first FDA Approval for the Product, Parent shall provide written notice thereof to the Rights Agent.  Following receipt of the first FDA Approval for the Product and until delivery of notice of achievement of the Milestone to the Rights Agent, Parent shall provide to the Rights Agent, on a semi-annual basis as described below, a written report, certified as true and correct by an officer of Parent, setting forth the number of Initial Treatment Visits performed during such half-year, as reported to Parent and other Selling Entities by or on behalf of specialty pharmacies, hub providers and/or other service providers in the chain of distribution for the Product in the United States (each, an “Update Report”), which report shall be accompanied by true and complete copies of reports delivered by or on behalf of such specialty pharmacies, hub providers and/or other service providers to Parent or any other Selling Entity; provided, that Parent shall not be required to disclose in any Update Report any personally identifiable information or Protected Health Information (as defined in the Health Insurance Portability and Accountability Act of 1996) with respect to any specific patient.  All information contained in any Update Report shall be subject to Section 4.8 of this Agreement.  Update Reports shall be provided to the Rights Agent as follows: (a) an Update Report covering the first half of a calendar year shall be provided within thirty days of the date Parent files a Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter ending June 30 of such calendar year and (b) an Update Report covering the second half of a calendar year shall be provided within thirty days of the date Parent files an Annual Report on Form 10-K with the Securities and Exchange Commission for such calendar year.

Section 4.7.  Audits.

(a) Upon the written request of the Acting Holders provided to Parent not less than thirty (30) days in advance (such request not to be made prior to receipt of FDA Approval of the Product or more than once in any twelve (12) month period), Parent shall permit, and shall cause its controlled Affiliates to permit, an independent certified public accounting firm of nationally recognized standing designated in writing either (i) jointly by the Acting Holders and Parent, or (ii) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders, (the “Independent Accountant”) to have access during normal business hours to such of the records of Parent, the Company, the Surviving Company or such other Affiliates of Parent as may be reasonably necessary to verify the accuracy of the statements set forth in the Update Reports and to determine whether and when the Milestone has been achieved (an “Audit”). Parent shall, and shall cause  its controlled Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information reasonably necessary for the Independent Accountant’s evaluation of the occurrence of the Milestone; provided, that Parent may, and may cause its controlled Affiliates to, redact documents and information not relevant for such evaluation.  The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to its findings and shall disclose whether it has determined that any statements set forth in any Update Report are incorrect.

(b) If the Independent Accountant concludes that the Milestone was achieved, Parent shall pay to the Rights Agent (for further distribution to the Holders) or to each Holder as set forth in Article 2,  the applicable Milestone Payment Amount, plus interest on such Milestone Payment Amount at the “prime rate” as published in the Wall Street Journal or similar reputable data source from time to time calculated from when the Milestone Payment Amount should have been paid (if Parent had given notice of achievement of the Milestone following its actual achievement, as determined by the Independent Accountant, at the time required pursuant to the terms of this Agreement), as applicable, to the date of actual payment.  The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. The fees charged by the Independent Accountant shall be paid by the Acting Holders; provided, however, that if the Independent Accountant concludes that the Milestone was achieved and the Milestone Payment Amounts properly due were not paid to the Holders, the fees charged by such Independent Accountant shall be paid by Parent.

(c) Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 4.7 shall enter into a confidentiality agreement with Parent and/or its applicable controlled Affiliate satisfactory to Parent obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

Section 4.8 Confidentiality.  The Rights Agent agrees with Parent that during the term of this Agreement and for three (3) years after the Termination Date, the Rights Agent will not disclose any of the information contained in the Update Reports (the “Confidential Information”) to any other Person and shall use the Confidential Information only as required in connection with the performance of its obligations under this Agreement and the enforcement of its rights under this Agreement; provided, that the Confidential Information will not include any information that is or becomes generally available to the public other than as a result (directly or indirectly) of the breach of this Section 4.8 by the Rights Agent or its attorneys or agents; provided, further, that nothing in this Section 4.8 will restrict the Rights Agent from (i) using Confidential Information, or disclosing Confidential Information to any Holder, to the extent reasonably necessary in connection with enforcing the Rights Agent’s rights or the Holders’ rights, or defending any claims against the Rights Agent or any Holder, arising from, pertaining to or relating to the Merger Agreement, this Agreement, any letter of transmittal delivered by or on behalf of Parent (including by the Paying Agent) pursuant to Section 2.3(c) of the Merger Agreement, or any certificate or document delivered pursuant to any of the foregoing, (ii) disclosing Confidential Information if required by any court order or applicable law so long as the Rights Agent, to the extent permitted by law, provides Parent with prompt notice of such requirements prior to making any disclosure so that Parent may seek an appropriate protective order, provided, that the Rights Agent shall disclose only that portion of the Confidential Information that the Rights Agent’s counsel advises is legally required to be disclosed and, if requested by Parent, the Rights Agent shall cooperate with Parent, at Parent’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information disclosed by the Rights Agent or (iii) disclosing Confidential Information to the Rights Agent’s attorneys or agents, on a need to know basis, provided that such agents shall have agreed in advance of such disclosure to be bound by confidentiality obligations no less restrictive than those set forth in this Section 4.8.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders, or adversely affect the rights, duties, responsibilities or protections of the Rights Agent:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall determine to be for the protection of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4;

(vi) any other amendment hereto that does not adversely affect the legal rights under this Agreement of any Holder; or

(vii) any amendment required to comply with the Withholding Tax Ruling or any other written instructions provided by the ITA.

(b) Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the Rights Agent from its obligations under this Section 5.1(c)).

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendment pursuant to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the written consent of Holders of not less than a majority of the outstanding CVRs, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent, to:

United Therapeutics Corporation

1735 Connecticut Avenue NW

Washington, DC 20016
Attention:  General Counsel

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036
Attention:  Stephen Glover and Alisa Babitz

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue
Dallas, TX 75201
Attention:  Jonathan Whalen

and

Herzog, Fox & Neeman
4 Weizmann Street
Tel Aviv 6423904, Israel
Attention:  Yair Geva

If to the Rights Agent, to:

Attention:
Facsimile:
E-mail:

with a copy (which shall not constitute notice) to:

Attention:
Facsimile:
E-mail:

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.  In case it shall be impracticable to mail notice to the Holders of any event as required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent shall be deemed to be a sufficient giving of such notice.

Section 6.3 Successors and Assigns.

(a) This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and assigns, and this Agreement shall not restrict Parent’s, any assignee’s or any of their respective successors’ ability to merge or consolidate, transfer or convey all or substantially all of its assets to any Person or otherwise directly or indirectly transfer or convey the Product to any Person. Either (i) each of Parent’s successors, assigns or transferees of all or substantially all of Parent’s assets or the Product shall expressly assume by an instrument, supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the Milestone Payment and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or (ii) Parent shall agree to remain subject to its obligations hereunder, including payment of the Milestone Payment.

(b) Any Parent successor or assignee permitted hereunder may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 6.3.

(c) The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Notwithstanding the foregoing, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer are intended third-party beneficiaries of this Agreement. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.6 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

Section 6.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 6.8 Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, at 5:00 p.m., New York City time, on the Termination Date, provided, that if the Milestone has been achieved on or prior to the Termination Date, but the Milestone Payment Amounts have not been paid on or prior to the Termination Date, this Agreement shall not terminate until such Milestone Payment Amounts have been paid in full in accordance with the terms of this Agreement; provided further, that no termination of this Agreement shall be deemed to affect the rights of the parties to bring suit in the case of a material breach occurring prior to such Termination Date.

Section 6.9 Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

UNITED THERAPEUTICS CORPORATION

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title: